Exhibit(h)(2)

DISTRIBUTION AGREEMENT AMENDMENT

THIS AMENDMENT, effective as of this 19th day of November, 2018, to the Distribution Agreement, dated as of May 9, 2018, (the “Agreement”), is entered into by and between Destra International & Event-Driven Credit Fund (the “Fund”) and Destra Capital Investments LLC, a Delaware limited liability company (the “Distributor”).

WHEREAS, the Fund is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as a non-diversified closed-end management investment company and operates as an interval fund, and is authorized to issue units of beneficial interest (“Units”) and Distributor has been retained to be the principal underwriter in connection with the offering of the Units of the Fund;

WHEREAS, the Fund and Distributor desire to amend the Distribution Agreement;

WHEREAS, Section 16 of the Agreement provides that the Agreement may be amended by written agreement executed by both parties, and authorized or approved by the Fund’s Board of Trustees (the “Board”);

WHEREAS, this Agreement has been approved by a vote of the Fund’s Board and its disinterested trustees in conformity with Section 15(c) of the 1940 Act; and

WHEREAS, the Distributor is willing to act as principal underwriter for the Fund on the terms and conditions hereinafter set forth.

NOW THEREFORE, in consideration of the promises and mutual covenants herein contained, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.            Exhibit A. Exhibit A is hereby superseded and replaced in its entirety with the Exhibit A attached hereto.

2.            Counterparts. This Amendment may be executed by the parties hereto in any number of counterparts, and all of the counterparts taken together shall be deemed to constitute one and the same document.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date first above written.

Destra Capital Investments LLC

By:	/s/ James Yount
Name: James Yount
Title: President, Destra Capital Investments LLC

ON BEHALF OF Destra International & Event-Driven Credit Fund

By:	/s/ Robert Watson
Name: Robert Watson
Title: President

EXHIBIT A

Compensation

SALES LOADS:

Class I Shares – 0.00%

Class A Shares – Up to 5.75% (As set forth in the Registration Statement, including the Prospectus, filed with the SEC and in effect at the time of sale of such Shares.)

Class L Shares – Up to 4.25% (As set forth in the Registration Statement, including the Prospectus, filed with the SEC and in effect at the time of sale of such Shares.)

Class T Shares – Up to 3.00% (As set forth in the Registration Statement, including the Prospectus, filed with the SEC and in effect at the time of sale of such Shares.)

DISTRIBUTION FEE:

Class I Shares – 0.00%

Class A Shares – 0.00%

Class L Shares – 0.25% (As set forth in the Registration Statement, including the Prospectus, filed with the SEC and in effect at the time of sale of such Shares.)

Class T Shares – 0.50% (As set forth in the Registration Statement, including the Prospectus, filed with the SEC and in effect at the time of sale of such Shares.)

 3